QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 3, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLONIAL PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Alabama (State or other jurisdiction of incorporation or organization)	6798 (Primary standard industrial classification code number)	59-7007599 (I.R.S. employer identification no.)

2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
(205) 250-8700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas H. Lowder
2101 Sixth Avenue North, Suite 750
Birmingham, Alabama 35202
(205) 250-8700
(Name, address, including zip code, and telephone number,
including area code of agent for service)

Copies to:
J. Warren Gorrell, Jr.
Alan L. Dye
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this form are being pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-38613

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Proposed maximum offering price(2)	Amount of registration fee(3)(4)
Preferred Shares of Beneficial Interest (5) Depositary Shares, representing Preferred Shares (6)	$22,289,733	$1,804

(1)
This Registration Statement also covers delayed delivery contracts which may be issued by the registrant under which the counterparty may be required to purchase preferred shares or depositary shares. Such contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)
In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(3)
The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(4)
A total of $325,000,000 of debt securities, preferred shares of beneficial interest, common shares of beneficial interest, common share warrants and depositary shares representing preferred shares were registered under Registration No. 333-38613, of which $111,448,665 remain unsold as of the date hereof. A filing fee of $90,123 was previously paid with the earlier registration statement.
(5)
Such indeterminate number of preferred shares as may from time to time be issued at indeterminate prices.
(6)
To be represented by depositary receipts representing an interest in all or a specified portion of a preferred share.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The information included or incorporated by reference in the Registration Statement on Form S-3 filed by Colonial Properties Trust with the Securities and Exchange Commission, File No. 333-38613, is incorporated by reference into this Registration Statement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 3, 2003.

COLONIAL PROPERTIES TRUST
By:	/s/ THOMAS H. LOWDER Thomas H. Lowder President, Chief Executive Officer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below as of April 3, 2003.

Signature	Title

/s/ THOMAS H. LOWDER Thomas H. Lowder	President, Chief Executive Officer and Chairman of the Board
/s/ HOWARD B. NELSON, JR. Howard B. Nelson, Jr.	Chief Financial Officer (Principal Financial Officer)
/s/ KENNETH E. HOWELL Kenneth E. Howell	Vice President and Controller (Principal Accounting Officer)
* James K. Lowder	Trustee
* Carl F. Bailey	Trustee
* M. Miller Gorrie	Trustee
* Donald T. Senterfitt	Trustee
* Claude B. Nielsen	Trustee
* Harold W. Ripps	Trustee

* Herbert A. Meisler	Trustee
* William M. Johnson	Trustee

*    Pursuant to Power of Attorney

*By:	/s/ THOMAS H. LOWDER Thomas H. Lowder Attorney-in-Fact

Exhibit Number	Exhibit
5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the Securities being registered
5.2	Opinion of Sirote & Permutt regarding the legality of the Securities being registered
12	Calculation of Ratio of Earnings to Fixed Charges
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Hogan & Hartson L.L.P. (included as part of Exhibit 5.1)
23.3	Consent of Sirote & Permutt (included as part of Exhibit 5.2)
24	Power of Attorney (incorporated by reference to the Registration Statement on Form S-3 of Colonial Properties Trust (Registration No. 333-38613))

QuickLinks

CALCULATION OF REGISTRATION FEE
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
SIGNATURES